Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SUPERCONDUCTOR TECHNOLOGIES INC.

(Adopted Pursuant to Section 151 of the
Delaware General Corporation Law)

Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on October 23, 2007 and that the following resolutions were duly adopted pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation (as amended) of the Corporation authorizing the Corporation to issue 2,000,000 shares of preferred stock, par value $0.001 per share:

On October 23, 2007, the Board of Directors duly adopted the following resolution:

“BE IT RESOLVED, that the Corporation does not currently have a series of Preferred Stock designated and that none of the Corporation’s 2,000,000 authorized shares of Preferred Stock are issued or outstanding; and

BE IT RESOLVED, that (i) the designation and issuance of a series of Preferred Stock, $0.001 par value, of the Corporation is hereby authorized, and (ii) to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the series of Preferred Stock designated hereby are not stated and expressed in the Restated Certificate of Incorporation (as amended), the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

I.            DESIGNATION AND AMOUNT

A.
Designation.  The distinctive serial designation of such series of Preferred Stock shall be Series A Convertible Preferred Stock (“Series A Preferred Stock”).  Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

B.
Number of Shares.  The Series A Preferred Stock shall consist of 706,829 shares.  Such number of shares may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors.  Shares of Series A Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

II.             CERTAIN DEFINITIONS

For purposes of this Certificate of Designations, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.
“business day” means any day, other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law, regulation or executive order to close.

B.
 “Issuance Date” means the date of the issuance of a share of Series A Preferred Stock against full payment for such share pursuant to that certain agreement, dated August 17, 2007 (the “Stock Purchase Agreement”), between the Corporation and the Purchasers (as defined in the Securities Purchase Agreement), as amended on or about November  1st, 2007.

C.	“Majority Holders” means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

III.             DIVIDENDS

A.
On Common Stock. Except as permitted by Article III.B. below, so long as any shares of Series A Preferred Stock shall remain outstanding, no dividends or other distributions (whether payable in cash, securities, property or other assets) shall be paid on any shares of Common Stock.

B.
Mechanics of Distribution.  Contemporaneously with the payment by the Corporation of any dividends or other distributions on any shares of Common Stock, a dividend or distribution shall be paid with respect to all outstanding shares of Series A Preferred Stock in an amount per outstanding share of Series A Preferred Stock equal to the Series A Dividend Amount.  The “Series A Dividend Amount” shall be equal to the amount per outstanding share of Series A Preferred Stock that each such share of Series A Preferred Stock would receive if each such outstanding share of Series A Preferred Stock had been converted into the number of shares of Common Stock using the then applicable Conversion Price (without regard to the limitations contained in Article IV.B. below on the right of a holder to convert shares of Series A Preferred Stock into Common Stock) on the business day immediately preceding the record date set in connection with the payment of any dividend or distribution on any outstanding share of Common Stock.

IV.             CONVERSION

A.
Conversion at the Option of the Holder.  Subject to the limitations contained in Article IV.B. below on the right of a holder to convert shares of Series A Preferred Stock into Common Stock, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof (an “Optional Conversion”), at any time after the Issuance Date of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $16.275 by the Conversion Price in effect on the date on which the holder of such share effects the Optional Conversion of such share.  The “Conversion Price” shall be $1.6275 as of the Issuance Date.  After the Issuance Date, the Conversion Price shall be adjusted as hereinafter provided.

B.
Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon an Optional Conversion.  Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates representing the shares of Series A Preferred Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice in the form of the Notice of Conversion attached hereto to the Corporation in which the holder (i) specifies the number of shares of Series A Preferred Stock which the holder wishes to convert and (ii) certifies that immediately prior to, and immediately following, such Optional Conversion neither such holder, nor any “group” (within the meaning of Section 13(d) of the U.S. Securities Exchange Act of 1934) of which such holder is or is deemed to be a part, “beneficially owns” (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934) more than 9.9% (the “Common Stock Cap Amount”) of the number of shares of Common Stock of the Corporation listed as outstanding by the Corporation in the most recent public filing made by the Corporation with the SEC prior to the Corporation’s receipt of such Notice of Conversion (with such number of outstanding shares of Common Stock being adjusted to the same extent as the Conversion Price for forward and reverse stock splits, recapitalizations, and the like that occur after such public filing by the Corporation but before the Corporation’s receipt of such Notice of Conversion).  A conversion shall be deemed to have been made on the first business day (the “Conversion Date”) on which the Corporation has received each of (i) a completed Notice of Conversion and (ii) a certificate or certificates representing all of the shares of Series A Preferred Stock to be converted (or, if applicable, an indemnification agreement executed by such holder with respect to such shares pursuant to Section IX.B ).  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

C.
Delivery of Common Stock Upon Conversion.  Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the fifth business day following the Conversion Date (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) a certificate representing that number of shares of Common Stock issuable on conversion of the shares of Series A Preferred Stock being properly converted hereunder, subject to the applicability of the limitation on conversion of the Common Stock Cap Amount and (y) a certificate representing the balance of the number of shares of Series A Preferred Stock not being converted, if any, and (z) in lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled as a result of such conversion, an amount in cash or a check equal to the product of such fraction and the closing price on the NASDAQ on trading day immediately preceding the date on which the applicable Notice of Conversion is received by the Corporation of one share of Common Stock.

D.
Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of shares of Series A Preferred Stock.

V.             RESERVATION OF SHARES OF COMMON STOCK

A.
Reserved Amount.  On or prior to the Issuance Date, the Corporation shall reserve 7,068.290 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Stock outstanding at the then current Conversion Price without giving effect to the limitations on the number of shares of Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock contained in Article IV.B. hereof.

VI.             LIQUIDATION PREFERENCE

A.
Mechanics of Distribution.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), distributions to the stockholders of the Corporation shall be made in the following manner:

(1)  The holders of Series A Preferred Stock shall be entitled to receive, on a pari passu basis with each other holder of Series A Preferred Stock and any series of Preferred Stock ranked pari passu with the Series A Preferred Stock, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any series of Preferred Stock ranked junior to the Series A Preferred Stock (any such series being referred to herein as “Junior Stock”) or to the holders of Common Stock by reason of their ownership of such stock, an amount per share of Series A Preferred Stock equal to $0.01 (the “LiquidationPreference”).

(2)  If the assets and funds to be distributed among the holders of the Series A Preferred Stock pursuant to clause (1) above shall be insufficient to permit the payment in full of the Liquidation Preference to each holder of shares of Series A Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock on a pari passu basis in proportion to the aggregate amount of the Liquidation Preference payable with respect to the shares of Series A Preferred Stock outstanding as of the date of the distribution as a result of the Liquidation Event.

(3)  If there are assets and funds of the Corporation available for distribution to stockholders of the Corporation following the payment in full of the Liquidation Preference to each holder of shares of Series A Preferred Stock pursuant to clause (1) above, the holders of shares of Junior Stock, shares of Common Stock and shares of Series A Preferred Stock shall be entitled to receive an amount of any remaining assets and funds determined as follows:

(a)	the holders of shares of Junior Stock shall receive a distribution as provided under the terms of that class or series;

(b)
then, the holders of Common Stock will receive an amount per share of Common Stock outstanding as of the record date set for such payment equal to $0.01 divided by the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible; and

(c)
then, Any remaining assets and funds of the Corporation shall be divided pro rata among the Common Stock, the Series A Preferred Stock (participating based on the number of shares of Common stock into which each share of Series A Preferred Stock was convertible immediately prior to the Liquidation Event) and, to the extent convertible into Common Stock, Junior Stock  (participating based on the number of shares of Common stock into which each share of Junior Stock was convertible immediately prior to the Liquidation Event).

B.
Other Liquidation Events.  For purposes of Article VI.A., a merger or consolidation of the Corporation (as contemplated under Section 251 of the Delaware General Corporation Law (the “DGCL”), or similar state statute) with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be deemed to be, and shall be treated as, a Liquidation Event.

C.	Non-Liquidation Events. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

VII.             ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A.
Stock Splits, Stock Dividends, Etc.  If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased.  In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B.
Corporate Change.  If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) and (ii) above being a “CorporateChange”), then the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of shares of Series A Preferred Stock, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion of shares of Series A Preferred Stock had such conversion occurred using the Conversion Price in effect on the date immediately prior to the record date set for such Corporate Change (without giving effect to the limitations contained in Article IV.), and in any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to ensure that the holders of Series A Preferred Stock shall be entitled to receive upon conversion of such shares of Series A Preferred Stock the shares of stock, securities and/or other property to which such holder of Series A Preferred Stock shall be entitled to receive following the Corporate Change pursuant to this Article VII.B.  The provisions above shall be in addition to any other rights the holders of Series A Preferred Stock shall have hereunder in the event of a Liquidation Event and shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C.
Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VII. amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.

VIII.             VOTING RIGHTS

A.
Except as otherwise provided by the DGCL, the holders of the Series A Preferred Stock shall have no right or power whatsoever to vote any shares of Series A Preferred Stock.  To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize or approve an action of the Corporation, the affirmative vote of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting of the stockholders of the Corporation at which a quorum of holders of the Corporation’s voting stock is present shall constitute the authorization or approval of such action by the class or series.  To the extent that under the DGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share is then convertible (subject to the Common Stock Cap Amount) using the record date for the taking of such vote of stockholders as the date on which the Conversion Price shall be determined.

IX.             MISCELLANEOUS

A.
Cancellation of Series A Preferred Stock.  If any shares of Series A Preferred Stock are converted pursuant to Article IV. or repurchased by the Corporation, the shares so converted or repurchased shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B.
Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new certificates of Series A Preferred Stock representing a like number of shares.  However, the Corporation shall not be obligated to reissue such new certificates if the holder contemporaneously requests the Corporation to convert the shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificates.

C.
Allocation of Common Stock Cap Amount and Reserved Amount.  The Common Stock Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock (and, in the case of the Common Stock Cap Amount, any other voting securities of the Corporation) beneficially owned by each such holder.  Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock beneficially owned by each holder at the time of the increase in the Reserved Amount.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the Common Stock Cap Amount and the Reserved Amount.  Any portion of the Common Stock Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock (or, in the case of the Common Stock Cap Amount, other voting securities of the Corporation) shall be allocated to the remaining holders of shares of Series A Preferred Stock (and, in the case of the Common Stock Cap Amount, the holders of other voting securities of the Corporation), pro rata based on the number of shares of Series A Preferred Stock (and, in the case of the Common Stock Cap Amount, such other voting securities) then beneficially owned by such holders.

D.
Status as Stockholder. Upon submission of a Notice of Conversion and a Conversion Certificate by a holder of Series A Preferred Stock, the holder’s rights as a holder of any such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations.  Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock which such holder is entitled to receive pursuant to Article IV. hereof prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder.  In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

E.
Remedies Cumulative.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available at law or in equity, and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designations.

F.
Waiver.  Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required for such waiver.

G.
Notices.  Any notices required or permitted to be given under the terms hereof shall be in writing in the English language, addressed to a party pursuant to the terms of this paragraph G and sent by certified or registered mail (return receipt requested), delivered personally by nationally recognized overnight carrier, or sent by facsimile transmission.  Any such notice shall be effective three business days after being placed in the mail, if sent by certified or registered mail (return receipt requested), upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier, or upon written confirmation of transmission to the recipient produced by the facsimile machine used to send the notice, if sent by facsimile transmission.  The addresses for such notices are (i) if to the Corporation, Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111, Telephone:  (805) 690-4609, Facsimile:  (805) 967-0342, and (ii) if to any holder of shares of Series A Preferred Stock, to the address set forth under such holder’s name on the first page of the Stock Purchase Agreement, or such other address as may be designated in a notice in the form and manner required by this paragraph G from any holder of Series A Preferred Stock to the Corporation.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation this first day of November, 2007.

SUPERCONDUCTOR TECHNOLOGIES INC.

By: /s/ Jeffrey Quiram
Name: Jeffrey Quiram Title: President and CEO